EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT


                                   dated as of


                                November 7, 2000


                                      among

                          WINSTAR COMMUNICATIONS, INC.,

                              WINSTAR CREDIT CORP.,

                CREDIT SUISSE FIRST BOSTON EQUITY PARTNERS, L.P.,

                   WELSH, CARSON, ANDERSON & STOWE VIII, L.P.,

                              MICROSOFT CORPORATION

                               CPQ HOLDINGS, INC.

                                       and

               THE OTHER PURCHASERS LISTED ON THE SIGNATURE PAGES
                                     HEREOF

                                        TABLE OF CONTENTS

                                     ----------------------

                                                                            Page

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                         PURCHASE AND SALE OF SECURITIES

SECTION 2.01.  Commitment to Purchase..........................................6
SECTION 2.02.  Option to Assign................................................7
SECTION 2.03.  The Closing.....................................................7

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

SECTION 3.01.  Corporate Existence and Power...................................7
SECTION 3.02.  Corporate Authorization.........................................8
SECTION 3.03.  Governmental Authorization......................................8
SECTION 3.04.  Noncontravention................................................9
SECTION 3.05.  Capitalization..................................................9
SECTION 3.06.  Subsidiaries...................................................10
SECTION 3.07.  Financial Statements...........................................10
SECTION 3.08.  Absence of Certain Changes.....................................11
SECTION 3.09.  No Material Undisclosed Liabilities............................11
SECTION 3.10.  Litigation.....................................................11
SECTION 3.11.  Compliance with Laws...........................................11
SECTION 3.12.  SEC Reports....................................................12
SECTION 3.13.  Material Contracts.............................................12
SECTION 3.14.  Finders' Fees..................................................12
SECTION 3.15.  Offering of Securities.........................................12
SECTION 3.16.  Intellectual Property..........................................13
SECTION 3.17.  Environmental Compliance.......................................13
SECTION 3.18.  Compliance with ERISA..........................................13
SECTION 3.19.  Taxes..........................................................14
SECTION 3.20.  Regulatory Matters.............................................15
SECTION 3.21.  Existing Securities and Agreements.............................16

                                                                            Page

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

SECTION 4.01.  Corporate Existence and Power..................................17
SECTION 4.02.  Authorization..................................................17
SECTION 4.03.  Governmental Authorization.....................................17
SECTION 4.04.  Noncontravention...............................................18
SECTION 4.05.  Finders' Fees..................................................18
SECTION 4.06.  Private Placement..............................................18

                                    ARTICLE 5
                             COVENANTS OF THE ISSUER

SECTION 5.01.  Access to Information..........................................20
SECTION 5.02.  Certificate of Designations....................................20
SECTION 5.03.  Restrictions Pending the Closing...............................20
SECTION 5.04.  Reservation of Shares..........................................20

                                    ARTICLE 6
                           COVENANTS OF THE PURCHASERS

SECTION 6.01.  Confidentiality................................................21
SECTION 6.02.  Tax Consistency................................................22
SECTION 6.03.  Schedule 13D and 13G...........................................22

                                    ARTICLE 7
                   COVENANTS OF THE ISSUER AND THE PURCHASERS

SECTION 7.01.  Required Regulatory Approvals; Reasonable Best Efforts;
         Further Assurances...................................................22
SECTION 7.02.  Certain Filings................................................22
SECTION 7.03.  Public Announcements...........................................23

                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

SECTION 8.01.  Conditions to Each Party's Obligations.........................23
SECTION 8.02.  Conditions to Each Purchaser's Obligations.....................24
SECTION 8.03.  Conditions to Sellers' Obligations.............................25

                                                                            Page

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Notices........................................................26
SECTION 9.02.  No Waivers; Amendments.........................................26
SECTION 9.03.  Survival.......................................................26
SECTION 9.04.  Indemnification................................................27
SECTION 9.05.  Procedures.....................................................28
SECTION 9.06.  Expenses; Documentary Taxes....................................28
SECTION 9.07.  Termination....................................................28
SECTION 9.08.  Several Obligations............................................29
SECTION 9.09.  Successors and Assigns.........................................29
SECTION 9.10.  Governing Law..................................................29
SECTION 9.11.  Jurisdiction...................................................29
SECTION 9.12.  Counterparts...................................................30
SECTION 9.13.  Entire Agreement...............................................30
SECTION 9.14.  Shareholders' Meeting..........................................30


                          EXHIBITS, ANNEX AND SCHEDULE

Annex I  --  Securities to be Purchased

Exhibit A -- Form of Certificate of Designations for Series H Preferred

Exhibit B -- Forms of Amended and Restated Shareholders Agreements

Exhibit C -- Form of Opinion of Counsel

Exhibit D -- Form of Opinion of FCC Counsel

Exhibit E -- Form of Management Sideletter

Exhibit F -- Form of Warrants

Disclosure Schedule

                          SECURITIES PURCHASE AGREEMENT

         AGREEMENT dated as of November 7, 2000 among Winstar Communications, Inc., a Delaware corporation (the "Issuer"), Winstar Credit Corp., a Delaware corporation and wholly owned subsidiary of the Issuer ("WCC" and together with the Issuer, the "Sellers"), Credit Suisse First Boston Equity Partners, L.P., a Delaware limited partnership ("CSFB"), Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership ("WCAS"), Microsoft Corporation, a Washington corporation ("Microsoft"), CPQ Holdings, Inc., a Delaware corporation ("CPQ"), and the other purchasers listed on the signature pages hereof (together with CSFB, WCAS, and Microsoft and CPQ, the "Purchasers").

         WHEREAS, the Sellers desire to sell the Securities (as defined below) to the Purchasers, and the Purchasers desire to purchase the Securities from the Sellers, upon the terms and subject to the conditions hereinafter set forth.

         NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that none of the Purchasers or any of their Subsidiaries shall be considered an Affiliate of any Seller.

         "Agreement" means this Agreement, as it may be amended from time to time.

         "Applicable Law" means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement, ruling or decision of, agreement with, or by any Governmental Authority.

         "Balance Sheet" means the consolidated balance sheet of the Issuer and its Subsidiaries as of the Balance Sheet Date.

         "Balance Sheet Date" means September 30, 2000.

         "Benefit Arrangement" means any employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of Series H Senior Cumulative Participating Convertible Preferred Stock, substantially in the form attached as Exhibit A hereto.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the U.S. Securities and Exchange Commission or any governmental body succeeding to the functions thereof.

         "Common Stock" means the common stock, par value $.01 per share, of the Issuer.

         "Communications Act" means the Communications Act of 1934, as amended.

         "CSFB Related Funds" means, collectively, (i) CSFB and (ii) Credit Suisse First Boston Equity Partners (Bermuda), L.P., a Bermuda limited partnership.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof and delivered by the Issuer to the Purchasers hereunder.

         "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "Environmental Liabilities" means all liabilities of the Issuer and each of its Subsidiaries, whether contingent or fixed, known or unknown, which
(i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Group" means the Issuer and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Issuer, are treated as a single employer under Section 414 of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FCC" means the U.S. Federal Communications Commission or any governmental body succeeding to the functions thereof.

         "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations and otherwise in accordance with and pursuant to the Communications Act.

         "Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments, administrative agencies and courts.

         "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

         "Licenses" means all licenses, permits, construction permits, certificates of public convenience and necessity and other authorizations issued by the FCC pursuant to the Communications Act, the Federal Aviation Administration, or any other federal, state, county or local Governmental Authorities to Issuer and its Subsidiaries and used or useful in connection with the operation and conduct of the business or provision of the Broadband Services, including any certificates issued by a Governmental Authority required for the provision of competitive local exchange or exchange access services within such state or locality, and including any applications for any such licenses, permits, construction permits and other authorizations applied for by the Issuer and its Subsidiaries that are currently pending.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to

Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Management Sideletter" means the letter agreement substantially in the form attached as Exhibit E hereto.

         "Material Adverse Effect" means any change or effect (or aggregation of changes and effects) that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Issuer and its Subsidiaries, taken as a whole.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Person" means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Preferred Stock" means the preferred stock, par value $.01 per share, of the Issuer.

         "Regulated Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

         "SEC Reports" means the forms, reports and documents filed with the Commission.

         "Securities" means the Series H Preferred and the Warrants.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series H Preferred" means the Issuer's Series H Senior Cumulative Participating Convertible Preferred Stock, par value $.01 per share.

         "Shareholders Agreements" means (i) the three Amended and Restated Shareholders Agreements among the Issuer and each Purchaser, substantially in the forms attached as Exhibits B-1, B-2 and B-3 hereto, and (ii) the Shareholders Agreement between the Issuer and CPQ, substantially in the form attached as Exhibit B-4 hereto, in each case as the same may be amended from time to time.

         "Subsidiary" means, with respect to any Person, any other Person of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Issuer or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount due from, or in respect of the Issuer or any of its Subsidiaries, as the case may be, imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign) and (ii) any liability of the Issuer or any of its Subsidiaries for the payment of any amount as a result of being a party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

         "Warrants" means the warrants to purchase shares of Common Stock in substantially the form attached as Exhibit F hereto.

         "WCAS Entities" means, collectively, (i) WCAS, (ii) WCAS Information Partners, L.P., a Delaware limited partnership, and (iii) the individual investors and trusts listed on the signature pages hereof.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


                Term                                               Section

                10-K                                                     3.09
                10-Qs                                                    3.09
                Broadband Services                                       3.20(a)
                Closing                                                  2.02(a)
                Closing Date                                             2.02(a)
                Closing Failure                                          9.07(a)
                CPQ                                                     Preamble
                CSFB                                                    Preamble
                Damages                                                  9.04(a)
                Indemnified Party                                        9.05
                Indemnifying Party                                       9.05
                Intellectual Property                                    3.16
                Issuer                                                  Preamble
                Issuer Securities                                        3.05(b)
                Material Contract                                        3.13
                Microsoft                                               Preamble
                Purchasers                                              Preamble
                Regulatory Authorities                                   3.03
                Representatives                                          6.01
                Returns                                                  3.19
                Sellers                                                 Preamble
                Subsidiary Securities                                    3.06(b)
                WCAS                                                    Preamble



                                    ARTICLE 2
                         PURCHASE AND SALE OF SECURITIES

         SECTION 2.01. Commitment to Purchase. Upon the basis of the representations and warranties herein contained of each Purchaser, but subject to the terms and conditions hereinafter stated, the Sellers agree on a joint and several basis to sell to each Purchaser, and each Purchaser, upon the basis of the represen tations and warranties herein contained of the Issuer, but subject to the terms and conditions hereinafter stated, agrees, severally but not jointly, to purchase from the Sellers at the Closing, the Securities in the amount and for the purchase price set forth opposite the name of such Purchaser on Annex I hereto. Each Purchaser shall purchase 80% of the Securities from the Issuer and 20% from WCC to the extent practicable.

         SECTION 2.02. Option to Assign. CSFB shall have the right to assign, prior to the Closing, to any third party or parties the right to purchase up to 33,500 shares of Series H Preferred and Warrants to purchase up to 569,500 shares of Common Stock having an aggregate purchase price of up to $33,500,000. Any such assignment shall be made pursuant to documents to be executed by CSFB and the assignees in form and substance reasonably satisfactory to the Issuer. In connection with any such assignment, each assignee shall agree to be a party to and be bound by the provisions of this Agreement as a Purchaser hereunder.

         SECTION 2.03. The Closing. (a) The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at 10:00 a.m. at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 20 Business Days, after satisfaction of the conditions set forth in Article 8, or at such other time and place as the Issuer and the Purchasers shall agree. The date and time of closing are referred to herein as the "Closing Date."

          (b) At the Closing, each Purchaser shall deliver to each Seller, by wire transfer to an account designated by such Seller not later than three Business Days prior to the Closing Date, an amount, in immediately available funds, equal to the aggregate purchase price of the Securities being purchased by such Purchaser from such Seller.

          (c) At the Closing, each Seller shall deliver to each Purchaser, against payment of the purchase price by such Purchaser to such Seller, (i) duly executed certificates evidencing the shares of Series H Preferred being purchased by such Purchaser from such Seller and (ii) the duly executed Warrants, in each case in definitive form and registered in such names as such Purchaser shall request not later than two Business Days prior to the Closing Date.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

         The Issuer represents and warrants to each Purchaser as of the date hereof and as of the Closing Date that, except as disclosed in the Disclosure
Schedule:

         SECTION 3.01. Corporate Existence and Power. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Issuer has heretofore made available to each Purchaser or its counsel true and complete copies of the certificate of incorporation and bylaws of each Seller as currently in effect.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by each Seller of this Agreement and by the Issuer of the Shareholders Agreements, and the consummation of the transactions contemplated hereby and thereby are within such Person's corporate powers and have been duly authorized by all necessary corporate action on the part of such Person. The execution, delivery and performance by each Seller of this Agreement and by the Issuer of the Shareholders Agreements, and the consummation of the transactions contemplated hereby and thereby do not require the approval of the stockholders of either Seller. This Agreement constitutes and, when executed and delivered in accordance with its terms, each Shareholder Agreement will constitute, a legal, valid and binding agreement of the Seller or Sellers party thereto, enforceable against each such Seller in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, (ii) for limitations imposed by general principles of equity and (iii) that rights to indemnity may be limited by federal and state securities laws and public policy considerations. The Securities issued to the Purchasers, when issued and delivered in accordance with the terms of this Agreement and, in the case of the Series H Preferred, the Certificate of Designations, will be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens other than Liens arising as a result of the status of the Purchasers. The shares of Common Stock issuable upon conversion or exercise of the Securities will, when issued, be validly issued and outstanding, fully paid and nonassessable, and free and clear of any Liens other than Liens arising as a result of the status of the Purchasers.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and by the Issuer of the Shareholders Agreements, and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other action by or in respect of any Governmental Authority or other party except (i) the filing of the Certificate of Designations in accordance with the law of the State of Delaware, (ii) the filings with, the notifications to and the consents from the FCC, franchising authorities, state public utility commissions and other similar governmental entities (collectively, "Regulatory Authorities") set forth on Section 3.03 to the Disclosure Schedule, (iii) the filing of the listing application referred to in Section 8.01(e), (iv) any filing required pursuant to the securities laws of the State of New York and (v) other filings, notifications and consents that are immaterial to the consummation of the transactions contemplated hereby and thereby.

         SECTION 3.04. Noncontravention. The execution, delivery and performance by each Seller of this Agreement and by the Issuer of the Shareholders Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of such Seller or any Subsidiary of such Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of such Seller or any Subsidiary of such Seller or to a loss of any material benefit to which such Seller or any Subsidiary of such Seller is entitled under any provision of any agreement or other instrument binding upon such Seller or any Subsidiary of such Seller or (iv) result in the creation or imposition of any Lien on any material asset of such Seller or any Subsidiary of such Seller, except for, in the case of clauses (ii), (iii) and
(iv), such matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.05. Capitalization. (a) The authorized capital stock of the Issuer consists of 400,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock. The outstanding shares of Common Stock and Preferred Stock of the Issuer as well as all securities convertible into or exchangeable for shares of the Issuer's Common Stock are set forth on the Disclosure Schedule.

          (b) All of the outstanding shares of capital stock of the Issuer have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.05(a), there are no outstanding (i) shares of capital stock or voting securities of the Issuer, (ii) securities of the Issuer or any Subsidiary of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (iii) options or other rights to acquire from the Issuer or any Subsidiary of the Issuer, or other obligation of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Issuer (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "Issuer Securities"). There are no outstanding obligations of the Issuer or any Subsidiary of the Issuer to repurchase, redeem or otherwise acquire any Issuer Securities.

         SECTION 3.06. Subsidiaries. (a) Each Subsidiary of the Issuer is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all powers (corporate or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of the Issuer is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) All of the outstanding capital stock or other voting securities or other equity interests of each Subsidiary of the Issuer is owned by the Issuer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other equity interests). There are no outstanding (i) securities of the Issuer or any Subsidiary of the Issuer convertible into or exchangeable for shares of capital stock or voting securities or other equity securities of any Subsidiary of the Issuer or (ii) options or other rights to acquire from the Issuer or any Subsidiary of the Issuer, or other obligation of the Issuer or any Subsidiary of the Issuer to issue, any capital stock, voting securities, other equity interests or securities convertible into or exchangeable for capital stock or voting securities or other equity interests of any Subsidiary of the Issuer (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Issuer or any Subsidiary of the Issuer to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 3.07. Financial Statements. The audited consolidated balance sheet as of December 31, 1999 and the related audited consolidated statement of income and cash flows for the year ended December 31, 1999 and the unaudited interim consolidated balance sheet for the nine months ended September 30, 2000 and the related unaudited interim consolidated statements of income and cash flows for the nine months ended September 30, 2000 of the Issuer and its Subsidiaries have been delivered by the Issuer to the Purchasers. Such financial statements fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Issuer and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 3.08. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Issuer and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect or an adverse effect on the ability of either Seller to perform its obligations under this Agreement and the Shareholders Agreements.

         SECTION 3.09. No Material Undisclosed Liabilities. There are no liabilities of the Issuer or any Subsidiary of the Issuer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected, individually or in the aggregate, to result in such a liability, other than:

                    (i) liabilities provided for in the Balance Sheet or disclosed in the notes thereto or in the Form 10-K of the Issuer for the year ended December 31, 1999 (the "10-K"), or in the Forms 10-Q of the Issuer for the quarters ended March 31, 2000 and June 30, 2000 (the "10-Qs");

                    (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices;

                    (iii) liabilities under this Agreement and the Shareholders Agreements or incurred in connection with the transactions contemplated by this Agreement and the Shareholders Agreements; and

                    (iv) other undisclosed liabilities which, individually or in the aggregate, are not material to the Issuer and its Subsidiaries, taken as a whole.

         SECTION 3.10. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Issuer, threatened against or affecting, the Issuer or any Subsidiary of the Issuer or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 3.11. Compliance with Laws. Neither the Issuer nor any Subsidiary of the Issuer is in violation of, or has since January 1, 1997 violated, or to the best knowledge of the Issuer, is under investigation with respect to or been threatened to be charged with or given notice of any violation of, any Applicable Law, in each case other than any such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 3.12. SEC Reports. Since January 1, 1996, the Issuer has filed all required SEC Reports when due (or within permitted extension periods) in accordance with the Exchange Act. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), the SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be. As of their respective dates (or, in the case of any amended SEC Report, as of the date of the amendment), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.13. Material Contracts. Except to the extent fully performed or terminated pursuant to its terms, each of the agreements, contracts, leases and commitments listed as an exhibit to the 10-K, any of the 10-Qs or any Form 8-K filed with the Commission since January 1, 2000 (each, a "Material Contract") is a legal, valid and binding agreement of the Issuer or a Subsidiary of the Issuer, as the case may be, and is in full force and effect, and none of the Issuer, such Subsidiary or, to the knowledge of the Issuer, any other party thereto is in default or breach, in each case except for any such default or breach that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the best knowledge of the Issuer, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

         SECTION 3.14. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Shareholders Agreements.

         SECTION 3.15. Offering of Securities. Neither Seller nor any Person acting on their behalf has taken or will take any action (including, without limitation, any offering of any securities of the Issuer under circumstances which would require, under the Securities Act, the integration of such offering with the offering and sale of the Securities) which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

         SECTION 3.16. Intellectual Property. The Issuer and each of its Subsidiaries owns, or has the legal right to use, all material patents, patent applications, trademarks, trademark applications, tradenames, copyrights, technology, know-how and processes and other intellectual property rights necessary for each of them to conduct its business as currently conducted (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Issuer know of any facts or circumstances that could provide a reasonable basis for any such claim. To the best knowledge of the Issuer, the use of such Intellectual Property by the Issuer and its Subsidiaries does not infringe on the rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.17. Environmental Compliance. (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Issuer's best knowledge, threatened by any governmental or other entity (i) with respect to any alleged material violation by the Issuer or any of its Subsidiaries of any Environmental Law, (ii) with respect to any alleged failure by the Issuer or any of its Subsidiaries to have any material permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of their businesses or (iii) with respect to any Regulated Activity or any release, as defined in 42 U.S.C. 9601(22), of any Hazardous Substance which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (b) (i) Neither the Issuer nor any of its Subsidiaries has engaged in any Regulated Activity other than in compliance in all material respects with all applicable Environmental Laws and (ii) to the best knowledge of the Issuer, no release, as defined in 42 U.S.C. 9601(22), of any Hazardous Substance has occurred at or on any property now or previously owned or leased by the Issuer or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) To the best knowledge of the Issuer, there are no Environmental Liabilities that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.18. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan to the extent the ERISA Group maintains such plans. No member of the ERISA Group has (a) sought a waiver of the minimum funding standards under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA.

         SECTION 3.19. Taxes. (a) The Issuer and each of its Subsidiaries has filed in accordance with Applicable Law, all material Tax returns, statements, reports and forms (collectively, "Returns") required to be filed with any Taxing Authority when due (taking into account any extension of a required filing date); (b) at the time filed, such Returns were true, correct and complete in all material respects; (c) the Issuer and each of its Subsidiaries has timely paid all Taxes shown as due and payable on the Returns that have been filed; (d) the charges, accruals and reserves for Taxes reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate under United States generally accepted accounting principles, consistently applied, to cover the Tax liabilities accruing through the date thereof; (e) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Issuer, threatened against or with respect to it in respect of any Tax; (f) all Returns filed with the City of New York with respect to Tax years of the Issuer and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; no Returns filed with any other Taxing Authority with respect to any Tax years of the Company and its Subsidiaries have been examined, and all Returns filed with any other Taxing Authority with respect to Tax years of the Issuer and its Subsidiaries through the Tax year ended December 31, 1992 are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (g) neither the Issuer nor any of its Subsidiaries has any obligation under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or any other agreement or arrangement in respect of any Tax with any Person other than the Issuer or its Subsidiaries; (h) neither the Issuer nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Issuer was the common parent; (i) proper and adequate amounts have been withheld by the Issuer and its Subsidiaries from their respective employees and other Persons for all periods in compliance in all material respects with the Tax, social security and unemployment, excise and other withholding provisions of all federal, state, local and foreign laws; (j) there is no Tax lien, whether imposed by any federal, state, local, or foreign taxing authority, outstanding against the assets, properties or business of the Issuer or any of its Subsidiaries, other than any liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (k) the Issuer is not now, has never been and does not contemplate becoming a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Treasury regulations thereunder.

         SECTION 3.20. Regulatory Matters. (a) The Issuer and its Subsidiaries have all requisite power and authority and hold or have applied for all Licenses required under the Communications Act, the FCC Rules, state law or any other Applicable Law to own and operate their properties and their Licenses and to carry on the business of the Issuer and its Subsidiaries with respect to the local exchange, exchange access and Internet access services (collectively "Broadband Services"), as such business is conducted on the date hereof, except to the extent that the failure to have such power or authority or to hold any such Licenses could not reasonably be expected to have a Material Adverse Effect. Each material License issued to the Issuer or its Subsidiaries is validly issued and is in full force and effect. The Issuer and its Subsidiaries have taken such actions, performed all of their obligations and entered into all contracts with telecommunications carriers to the extent that are necessary to maintain such Licenses without Material Adverse Effect, and complete and correct copies of the Licenses of the Issuer and its Subsidiaries have been made available to the Purchasers. Neither the Issuer nor any Subsidiary knows of any reason why any Governmental Authority might revoke any material License. Except as described in the legal opinion of Issuer's counsel delivered at Closing, neither the Issuer nor any Subsidiary knows of any party who has a current filing pending in specific opposition to or expressed an interest in opposing the grant of the Licenses held or applied for by the Issuer or its Subsidiaries, or of any reason why any Governmental Authority might not grant any of the Licenses.

          (b) None of the Issuer and its Subsidiaries is a party to nor, to the best knowledge of the Issuer and each Subsidiary, is there threatened any investigation, notice of apparent liability, violation, show cause order, forfeiture or other notice, order or complaint issued by or before any Governmental Authority, or of any other proceeding (other than proceedings of general applicability) that could in any manner threaten or adversely affect the validity, future grant or continued effectiveness of the Licenses of the Issuer and its Subsidiaries, except for such matters as could not reasonably be expected to result in a Material Adverse Effect. None of the Issuer and its Subsidiaries has any reason to believe that each of the Licenses will not be renewed in the ordinary course. The Issuer and each Subsidiary has filed in a substantially timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to the Communications Act, the FCC Rules or other Applicable Law, including, but not limited to, employment reports, and all such filings are accurate and complete in all material respects, except for such omissions as could not reasonably be expected to result in a Material Adverse Effect.

          (c) The Issuer and its Subsidiaries are in compliance with the Licenses, the Communications Act, the FCC Rules and other Applicable Law, and are operating their physical facilities, electrical and mechanical systems and transmitting equipment and are providing the Broadband Services in compliance with the Licenses, the Communications Act, the FCC Rules and other Applicable Law, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. The Issuer and its Subsidiaries, in their ownership and operation of the business of the Issuer and the Subsidiaries and the provision of the Broadband Services, are operating only those facilities for which an appropriate License, waiver, consent or other authorization has been obtained and is in effect, except for any such failures which could not reasonably be expected to result in a Material Adverse Effect.

          (d) Except for such matters as could not reasonably be expected to result in a Material Adverse Effect, none of the Issuer and its Subsidiaries is aware of any facts, and none of the Issuer and its Subsidiaries has received any notice or other communication, indicating that the Issuer and the Subsidiaries, in their ownership and operation of the Licenses, the business of the Issuer and the Subsidiaries and the provision of the Broadband Services, are not in compliance with all requirements of the Communications Act, FCC Rules or other Applicable Law. Except for such matters as could not reasonably be expected to result in a Material Adverse Effect, none of the Issuer and its Subsidiaries is aware of any facts, and none of the Issuer and its Subsidiaries has received any notice or communication, formal or informal, indicating that any Governmental Authority is considering modifying, revoking, suspending, canceling, rescinding or terminating any License.

         SECTION 3.21. Existing Securities and Agreements. A list of certain existing securities and agreements which provide for the issuance of securities by the Issuer is set forth in Section 3.21 of the Disclosure Schedule.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser hereby severally represents and warrants to the Issuer as of the date hereof and as of the Closing Date that:

         SECTION 4.01. Corporate Existence and Power. Such Purchaser (if not an individual) is an entity duly organized, validly existing and in good standing (in such jurisdiction where the concept of good standing exists) under the laws of its jurisdiction of organization and has all corporate or partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Purchaser (if not an individual) is duly qualified to do business and is in good standing (in such jurisdiction is where the concept of good standing exists) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser.

         SECTION 4.02. Authorization. The execution, delivery and performance by such Purchaser (if such Purchaser is not an individual) of this Agreement and the Shareholders Agreement to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby are within such Purchaser's corporate or partnership powers and have been duly authorized by all necessary corporate or partnership action on the part of such Purchaser. This Agreement constitutes and, when executed and delivered in accordance with its terms, the Shareholders Agreement to which such Purchaser is a party will constitute, a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the Shareholders Agreement to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filings with, notifications to and the consents from the Regulatory Authorities set forth on
Section 3.03 to the Disclosure Schedule and (ii) other filings, notifications and consents that are immaterial to the consummation of the transactions contemplated hereby.

         SECTION 4.04. Noncontravention. The execution, delivery and performance by such Purchaser of this Agreement and the Shareholders Agreement to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents, if any, of such Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, except for any such violation which would not have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated hereby and thereby or (iii) require any consent or other action by any Person, or constitute a default, under any provision of any agreement or other instrument binding upon such Purchaser, except as to matters which would not be material to such Purchaser.

         SECTION 4.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Shareholders Agreements.

         SECTION 4.06. Private Placement. (a) Such Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and any applicable state securities or blue sky laws.

          (b) The Securities to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and without a view to the resale or distribution of such Securities or any interest therein other than in a transaction exempt from registration under the Securities Act.

          (c) Such Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act.

          (d) Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities. Such Purchaser understands that Purchaser's investment in the Securities involves a high degree of risk.

          (e) Such Purchaser has been furnished with and carefully read a copy of the Form 10-K, each of the Form 10-Qs and this Agreement and has been given the opportunity to ask questions of, and receive answers from, the Issuer concerning the terms and conditions of the Securities and other related matters. The Issuer has made available to such Purchaser or its agents all documents and information relating to an investment in the Securities requested by or on behalf of such Purchaser.

          (f) Such Purchaser understands that the Securities have not been and, except as provided in the Shareholders Agreements, are not being registered under the Securities Act or any state securities laws, and may not be offered, sold, pledged or otherwise transferred except as permitted pursuant to the Shareholders Agreements.

          (g) Such Purchaser understands that the Securities shall bear a restrictive legend substantially in the form set forth in the Shareholders Agreements.

          (h) If such Purchaser is an individual, such Purchaser is a citizen of the United States and is a resident of the State of New York unless otherwise indicated on the signature pages to this Agreement. If such Purchaser is an entity, such Purchaser's principal place of business is in the State of New York unless otherwise indicated on the signature pages to this Agreement.

          (i) Such Purchaser acknowledges and understands that the Sellers intend to use the proceeds derived from the sale of the Securities for working capital for the Issuer's telecommunications and non-telecommunications businesses and to make investments in, acquire, make loans to, or otherwise enter into business arrangements with companies that may or may not be involved in the telecommunications business. In that connection, the Sellers may contribute such proceeds to Subsidiaries of the Issuer that acquire, produce and distribute information and entertainment content or engage in other non-telecommunication business.

          (j) Immediately following the Closing, such Purchaser will not beneficially own any voting securities of the Issuer other than the Securities and the Issuer's Series G Senior Cumulative Participating Convertible Preferred Stock, par value $.01 per share.

          (k) Such Purchaser does not have any agreements, arrangements or understandings with any other Person (other than with other Purchasers who are Affiliates of such Purchaser) with regard to acquiring, holding, voting or disposing of the securities of the Issuer other than as set forth in this Agreement and in the Shareholders Agreement to which such Purchaser is a party.


                                    ARTICLE 5
                             COVENANTS OF THE ISSUER

         The Issuer agrees that:

         SECTION 5.01. Access to Information. From the date hereof until the Closing Date, the Issuer will (i) furnish to each Purchaser and its authorized representatives such financial and operating data and other information relating to the Issuer and its Subsidiaries as such Persons may reasonably request and
(ii) instruct its counsel, independent accountants and financial advisors to cooperate with such Purchaser and its authorized representatives in its investigation of the Issuer and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in a manner that does not interfere unreasonably with the conduct of the business of the Issuer and its Subsidiaries.

          SECTION 5.02. Certificate of Designations. Prior to the Closing, the Issuer shall cause to be filed the Certificate of Designations as required pursuant to the law of the State of Delaware.

         SECTION 5.03. Restrictions Pending the Closing. After the date hereof and prior to the Closing Date, except as expressly provided for in this Agreement or as consented to in writing by each Purchaser, the Issuer will not:

                    (i) amend its certificate of incorporation or bylaws;

                    (ii) split, combine or reclassify any shares of its capital stock without appropriately adjusting the conversion price and/or ratio applicable to the Securities prior to their issuance at the Closing;

                    (iii) declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

                    (iv) take any action, or knowingly omit to take any action, that could reasonably be expected to result in (A) any of the representations and warranties of the Issuer set forth in Article 3 becoming untrue or (B) any of the conditions to the obligations of the Purchasers set forth in Section 8.01 or 8.02 not being satisfied; or

                    (v) enter into any agreement or commitment to do any of the foregoing.

         SECTION 5.04. Reservation of Shares. For so long as any of the Securities are outstanding, the Issuer shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designations and its obligation to issue shares of Common Stock upon exercise of the Warrants.


                                    ARTICLE 6
                           COVENANTS OF THE PURCHASERS

         SECTION 6.01. Confidentiality. Each Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, financing sources, financial institutions, and agents (the "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange, all confidential documents and information concerning the Issuer or any of its Affiliates that are furnished to such Purchaser, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Purchaser or such Representatives, (ii) in the public domain through no fault of such Purchaser or its Representatives (with respect to information received in their capacity as such) or (iii) later acquired by such Purchaser or such Representatives from sources other than the Issuer or any of its Affiliates not known by such Purchaser or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that such Purchaser may disclose such information to any of its Representatives (or its limited partners and co-investors, if applicable) in connection with the transactions contemplated by this Agreement and the Shareholders Agreements so long as such Persons are informed by such Purchaser of the confidential nature of such information and are directed by such Purchaser to treat such information confidentially. The obligation of each Purchaser to hold and to cause its Representatives to hold any such information in confidence shall be satisfied if such Purchaser exercises the same care with respect to such information as such Purchaser would take to preserve the confidentiality of its own similar information. If any Purchaser or any of its Representatives is requested to disclose any confidential information by judicial or administrative process or by other requirements of law or a national stock exchange, such Purchaser will promptly notify the Issuer of such request so that the Issuer may seek an appropriate protective order. Each Purchaser agrees that it will not, and will use its reasonable best efforts to cause its Representatives not to, use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Issuer and in connection with the transactions contemplated by this Agreement and the Shareholders Agreements. If this Agreement is terminated, each Purchaser will, and will use its reasonable best efforts to cause its Representatives to, destroy or deliver to the Issuer, upon request, all documents and other materials, and all copies thereof, obtained by such Purchaser or on its behalf from the Issuer, or any of the Representatives, in connection with this Agreement that are subject to such confidence.

         SECTION 6.02. Tax Consistency. The Issuer acknowledges that the Purchasers intend for the Series H Shares to be treated as "common stock" for Tax purposes, and the Issuer agrees not to take any voluntary action inconsistent with such intention.

         SECTION 6.03. Schedule 13D and 13G. Each Purchaser agrees to provide the Issuer with a copy of any Schedule 13D or 13G that it intends to file with the Commission in connection with their purchase of Securities in advance of such filing.

                                    ARTICLE 7
                   COVENANTS OF THE ISSUER AND THE PURCHASERS

         SECTION 7.01. Required Regulatory Approvals; Reasonable Best Efforts; Further Assurances. The Issuer and the Purchasers acknowledge that certain regulatory or governmental approvals may be required to lawfully consummate the transactions contemplated by this Agreement and the Shareholders Agreements. Subject to the terms and conditions of this Agreement, the Issuer and each Purchaser will, and will cause their Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Shareholders Agreements. The Sellers and each Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Shareholders Agreements.

         SECTION 7.02. Certain Filings. The Issuer and each Purchaser will, and will cause their Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Shareholders Agreements or the conversion by such Purchaser of such Purchaser's Securities and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. The Issuer and each Purchaser shall (A) give the other parties prompt notice of the commencement of any action, suit, litigation, arbitration, preceding or investigation by or before any governmental body with respect to the transactions contemplated by this Agreement and the Shareholders Agreements and
(B) keep the other parties informed as to the status of any such action, suit, litigation, arbitration, preceding or investigation.

         SECTION 7.03. Public Announcements. In connection with the execution of this Agreement, the Issuer shall issue a press release (a "Signing Release") and shall file with the Commission a Report on Form 8-K with respect to the transactions contemplated hereby (the "Signing 8-K" and together with the Signing Release, the "Agreed Disclosure"). The Signing Release shall be in form and substance as previously agreed by the parties hereto. The Signing 8-K shall be provided to the Purchasers prior to filing and the Purchasers shall be given a reasonable opportunity to comment thereon. The Issuer shall accept all reasonable changes suggested by the Purchasers. If the Issuer does not accept any changes suggested in good faith by a Purchaser, the provisions of this
Section 7.03 shall immediately terminate and be of no further force or effect as to such Purchaser. If the Issuer accepts all such changes, the Agreed Disclosure shall serve as the basis for any public disclosure by the parties of the transactions contemplated hereby and neither the Issuer nor any Purchaser shall make any statement or representation regarding the transactions contemplated hereby, publicly or in a manner which could reasonably be expected to result in its public dissemination, which is materially inconsistent with the Agreed Disclosure. Except as otherwise permitted pursuant to this Section 7.03, the Issuer shall not use or refer to the name of any Purchaser in any public statement or disclosure without the consent of such Purchaser.


                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

         SECTION 8.01. Conditions to Each Party's Obligations. The obligation of each party hereto to consummate the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          (a) All filings with, notifications to and consents from Regulatory Authorities required for the consummation of the Closing shall have been made or obtained, as applicable;

          (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing;

          (c) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware in accordance with the law of the State of Delaware;

          (d) To the extent required by Applicable Law or the rules of the Nasdaq Stock Market, the issuance of the Securities contemplated by this Agreement shall have been duly approved and adopted by the shareholders of the Issuer; and

          (e) The shares of Common Stock issuable upon conversion or exercise of the Securities shall have been approved for listing on the Nasdaq Stock Market.

         SECTION 8.02. Conditions to Each Purchaser's Obligations. The obligation of each Purchaser to consummate the Closing is further subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

          (a) The representations and warranties of the Issuer contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date and the representations and warranties of the Issuer contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case as if made on and as of such date; the Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and such Purchaser shall have received a certificate dated the Closing Date signed by an authorized officer of the Issuer to the foregoing effect;

          (b) The Management Sideletter shall have been executed and delivered by Mr. Rouhana and the Shareholders Agreements shall have been executed and delivered by the parties thereto other than such Purchaser;

          (c) Such Purchaser shall have received an opinion, dated the Closing Date, of counsel to the Issuer, substantially in the form attached as Exhibit C;

          (d) Such Purchaser shall have received an opinion, dated the Closing Date, of FCC counsel to the Issuer, substantially in the form attached as Exhibit D;

          (e) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Governmental Authority before any court, arbitrator or governmental body, agency or official binding on any party hereto and be pending;

          (f) Such Purchaser shall have received all documents reasonably requested by it relating to the existence of each Seller, the corporate authority for such Seller's entering into, and the validity of, this Agreement, the Shareholders Agreements and the Securities, all in form and substance reasonably satisfactory to it;

          (g) The Company shall have entered into definitive agreements with its lenders and/or vendors which provide for senior committed financing of at least $450,000,000 on terms reasonably satisfactory to such Purchaser, including, without limitation, terms of any covenants; and

          (h) The Company shall have taken all necessary action under the Rights Agreement, dated as of July 2, 1997 between the Issuer and Continental Stock Transfer & Trust Company, as Rights Agent (as amended from time to time, the "Rights Agreement"), including amending such Rights Agreement, to ensure that the purchase of the Securities hereunder and the accretion of the liquidation preference (in lieu of payment of cash dividends) on such Securities will not, absent the acquisition of "beneficial ownership" (as defined in the Rights Agreement) of any other securities of the Issuer by such Purchaser, at any time after the date hereof, cause (i) the rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, or (ii) any Purchaser or any of its Affiliates to be deemed an "Acquiring Person" (as defined in the Rights Agreement).

         SECTION 8.03. Conditions to Sellers' Obligations. The obligation of the Sellers to consummate the Closing is further subject to the satisfaction, at or prior to the Closing Date, of the following additional conditions:

          (a) The representations and warranties of each Purchaser contained herein that are qualified as to materiality or material adverse effect shall be true and correct in all respects on and as of the Closing Date and the representations and warranties of each Purchaser contained herein that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, in each case as if made on and as of such date; each Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing Date; and the Sellers shall have received a certificate dated the Closing Date signed by an authorized officer of such Purchaser to the foregoing effect;

          (b) The Shareholders Agreements shall have been executed and delivered by the parties thereto other than the Issuer; and

          (c) The Issuer shall have received all documents reasonably requested by it relating to the existence of the Purchasers, the authority for their entering into, and the validity of, this Agreement and the Shareholders Agreements, all in form and substance reasonably satisfactory to it.


                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature page hereof, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective
(i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified pursuant to this Section 9.01 and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 9.01.

         SECTION 9.02. No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by all the parties hereto.

         SECTION 9.03. Survival. The representations and warranties contained in this Agreement shall survive the Closing until the 18-month anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.05, 4.01, 4.02, and 4.03 shall survive indefinitely and (ii) the representations and warranties contained in Sections 3.17, 3.18 and
3.19 shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof, if applicable). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in reasonable detail to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms or, if no term is specified, indefinitely.

         SECTION 9.04. Indemnification. (a) Effective upon the Closing, the Issuer hereby indemnifies each Purchaser and its Affiliates against and agrees to hold such Purchaser and its Affiliates harmless (on an after-Tax basis) from any and all damage, loss (including by reason of a diminution in value of the Securities), liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by such Purchaser or its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by a Seller pursuant to this Agreement; provided that (i) the Issuer shall not be liable under this Section 9.04 unless the aggregate amount of Damages with respect to all matters referred to in this Section 9.04 (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $2,700,000 (in which case all Damages in excess of $1.00 shall be made subject to indemnification hereunder) and (ii) the Issuer's maximum liability under this Section 9.04 shall not exceed the amount of the aggregate purchase price paid for all Securities purchased by the Purchasers pursuant to this Agreement.

          (b) Effective upon the Closing, each Purchaser hereby indemnifies the Issuer and its Affiliates against and agrees to hold the Issuer and its Affiliates harmless from any and all Damages incurred or suffered by the Issuer or its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Purchaser pursuant to this Agreement; provided that (i) such Purchaser shall not be liable under this
Section 9.04 unless the aggregate amount of Damages with respect to all matters referred to in this Section 9.04 (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds 2% of the amount of the purchase price paid for the Securities purchased by such Purchaser pursuant to this Agreement (in which case all Damages in excess of $1.00 shall be made subject to indemnification hereunder) and (ii) such Purchaser's maximum liability under this Section 9.04 shall not exceed the amount of the purchase price paid for the Securities purchased by such Purchaser pursuant to this Agreement.

         SECTION 9.05. Procedures. The party seeking indemnification under
Section 9.04 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") and to all other Purchasers of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at its election participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.04 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

         SECTION 9.06. Expenses; Documentary Taxes. The Issuer shall reimburse the Purchasers for all of their respective reasonable out-of-pocket expenses, including, without limitation, fees and reasonable disbursements of counsel, incurred in connection with the consummation of the transactions contemplated by this Agreement. The Issuer shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or the Shareholders Agreements or the issuance of the Securities.

         SECTION 9.07. Termination. (a) This Agreement may be terminated at any time prior to the Closing:

                    (i) by mutual written agreement of the Issuer and each Purchaser;

                    (ii) by the Issuer or any Purchaser if the Closing shall not have been consummated on or before December 15, 2000 (or, if approval of the Issuer's stockholders is required to consummate the transactions contemplated hereby, February 15, 2001);

                    (iii) by the Issuer or any Purchaser if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                    (iv) by the Issuer or any Purchaser if one or more of the other Purchasers (who collectively are obligated to purchase at least 7,000 shares of the Series H Preferred) defaults in its or their obligations to purchase such Securities ("Closing Failure").

The party desiring to terminate this Agreement pursuant to clauses 9.07(a)(ii),
(iii) or (iv) shall give notice of such termination to the other parties hereto.

          (b) If this Agreement is terminated as permitted by Section 9.07(a), such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure by any party to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation, warranty, covenant or agreement contained herein, or a Closing Failure by any party, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.01, 9.01, 9.06, 9.07, 9.10, 9.11 and 9.13
shall survive any termination hereof pursuant to Section 9.07(a).

         SECTION 9.08. Several Obligations. The obligations of the Purchasers hereunder are several. No Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

         SECTION 9.09. Successors and Assigns. No party may assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto except for assignments pursuant to Section 2.02. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

         SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

         SECTION 9.11. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

         SECTION 9.12. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 9.13. Entire Agreement. This Agreement, the Shareholders Agreements, the Management Sideletter, the Certificate of Designations, the Warrants and any other documents executed concurrently herewith or referred to herein constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

         SECTION 9.14. Shareholders' Meeting. If approval of Issuer's stockholders is required to consummate the transactions contemplated hereby, the Purchasers agree to vote in favor of the proposals presented to the stockholders in connection with obtaining such approval.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first above written.

                                    WINSTAR COMMUNICATIONS, INC.

                                          /s/ timothy R. Graham
                                    By: _____________________________________

                                           Name:  Timothy R. Graham
                                           Title: Executive Vice President,
                                                  General Counsel

                                    Address for notices:
                                    -------------------

                                           685 Third Avenue
                                           New York, New York 10017
                                           Facsimile: (212) 792-9348
                                           Attention: Timothy R. Graham


                                    WINSTAR CREDIT CORP.

                                          /s/ Kenneth J. Zinghini
                                    By: ____________________________________

                                           Name:   Kenneth J. Zinghini
                                           Title:  Vice President

                                    Address for notices:
                                    -------------------

                                           685 Third Avenue
                                           New York, New York 10017
                                           Facsimile: (212) 792-9348
                                           Attention: Timothy R. Graham

                                    MICROSOFT CORPORATION

                                           /s/ John Connors
                                    By:  _________________________________

                                           Name:   John Connors
                                           Title:  Chief Financial Officer

                                    Address for notices:
                                    -------------------

                                           One Microsoft Way
                                           Redmond, WA 98052
                                           Facsimile:  (425) 936-7329
                                           Attention:  Chief Financial Officer

                                    CREDIT SUISSE FIRST BOSTON EQUITY
                                    PARTNERS, L.P.

                                    By:    Credit Suisse First Boston  Advisory
                                           Partners, LLC, as Investment Advisor

                                          /s/ Hartley R. Rogers
                                    By: ____________________________________

                                           Name:  Hartley R. Rogers
                                           Title: Managing Director

                                    Address for notices:
                                    -------------------

                                           11 Madison Avenue
                                           New York, NY 10010
                                           Facsimile:  (212) 325-2291
                                           Attention:  Hartley R. Rogers


                                    CREDIT SUISSE FIRST BOSTON EQUITY
                                    PARTNERS (BERMUDA), L.P.

                                    By:    Credit Suisse First Boston Advisory
                                           Partners, LLC, as Investment Advisor

                                           /s/ Hartley R. Rogers
                                    By:  __________________________________
                                           Name:  Hartley R. Rogers
                                           Title: Managing Director

                                    Address for notices:
                                    -------------------

                                           11 Madison Avenue
                                           New York, NY 10010
                                           Facsimile: (212) 325-2291
                                           Attention:  Hartley R. Rogers

                                    WELSH, CARSON, ANDERSON & STOWE
                                    VIII, L.P.

                                    By:    WCAS VIII Associates LLC,
                                           as General Partner

                                          /s/ Jonathan M. Rather
                                    By:   ____________________________

                                           Name:  Jonathan M. Rather
                                           Title: Member

                                    Address for notices:
                                    -------------------

                                           320 Park Avenue, Suite 2500
                                           New York, NY 10010
                                           Facsimile:  (212) 893-9575
                                           Attention:  Larry Sorrel or
                                                       Sanjay Swani


                                    WCAS INFORMATION PARTNERS, L.P.

                                    By:    WCAS Info Partners,
                                           as General Partner


                                          /s/ Jonathan M. Rather
                                    By:   ____________________________

                                           Name:  Jonathan M. Rather
                                           Title: Attorney-in-fact

                                    Address for notices:
                                    -------------------

                                           c/o  Welsh, Carson, Anderson & Stowe
                                                VIII, L.P.
                                           320 Park Avenue, Suite 2500
                                           New York, NY 10010
                                           Facsimile:  (212) 893-9575
                                           Attention:  Jonathan M. Rather

                                    Individual investors and trusts:


                                          /s/ Jonathan M. Rather
                                    By:   ____________________________
                                           Jonathan M. Rather, as
                                           Attorney-in-fact for the individual
                                           investors listed below:

                                           Patrick J. Welsh          New Jersey
                                           Russell L. Carson         New York
                                           Bruce K. Anderson         New Jersey
                                           Andrew M. Paul            New York
                                           Thomas E. McInerney       New York
                                           Robert A. Minicucci       Connecticut
                                           Anthony J. de Nicola      New Jersey
                                           Paul B. Queally           Connecticut
                                           Lawrence B. Sorrel        New York
                                           Rudolph E. Rupert         New York
                                           D. Scott Mackesy          New York
                                           Sanjay Swani              New York
                                           Sean Traynor              New York
                                           John Almeida              New York
                                           Eric J. Lee               New York
                                           Jonathan M. Rather        Connecticut
                                           Laura VanBuren            New York


                                          /s/ Carol Welsh
                                    By:   ____________________________
                                           Carol Welsh, as Trustee for the
                                           trusts listed below:

                                           Trust dated 11/26/84 for the benefit
                                           of Eric Welsh
                                           Trust dated 11/26/84 for the benefit
                                           of Randall Welsh
                                           Trust dated 11/26/84 for the benefit
                                           of Jennifer Welsh


                                          /s/ Jonathan M. Rather
                                    By:   ____________________________
                                           Patrick J. Welsh, as Trustee for the
                                           trusts listed below (Jonathan M.
                                           Rather, Attorney-in-Fact):

                                           Kristin M. Anderson Trust
                                           Mark S. Anderson Trust
                                           Daniel B. Anderson Trust

                                    Address for notices:
                                    -------------------
                                           c/o  Welsh, Carson, Anderson & Stowe
                                                VIII, L.P.
                                           320 Park Avenue, Suite 2500
                                           New York, NY 10010
                                           Facsimile:  (212) 893-9575
                                           Attention:  Jonathan M. Rather

                                    CPQ HOLDINGS, INC.


                                          /s/ Peter Blackmore
                                    By:   ____________________________

                                           Name:   Peter Blackmore
                                           Title:  Vice President

                                    Address for notices:
                                    -------------------

                                           CPQ Holdings, Inc.
                                           c/o Compaq Computer Corporation
                                           20555 State Highway 249
                                           Houston, TX 77070
                                           Facsimile: (281) 518-1388
                                           Attention: General Counsel
                                                      (Office of the Corporate
                                                       Secretary)

                                                                       Annex I

                           Securities to be Purchased1
                           --------------------------



                                        Number of
                                         Shares      Warrants to
                                           of        Purchase Number
                                        Series H      of Shares of    Purchase
              Purchaser                 Preferred     Common Stock      Price
              ---------                 ----------   -------------- ------------

Microsoft Corporation                    69,444       1,180,548    $ 69,444,000

The CSFB Related Funds (with the
intention to allocate up to
$33,500,000 to co-investors)            111,112       1,888,904    $111,112,000

The WCAS Entities                        69,444       1,180,548    $ 69,444,000

CPQ Holdings, Inc.                       20,000         340,000    $ 20,000,000









--------
         1 Securities to be allocated among any affiliated group of Purchasers in the manner designated by them no later than 2 Business Days prior to the Closing.